Exhibit 99

Patterson Companies Names Mark Walchirk President and CEO

October 24, 2017 – (ST. PAUL, Minn.) – Patterson Companies, Inc. (Nasdaq: PDCO) today named Mark Walchirk President and Chief Executive Officer, effective November 20, 2017. He will succeed James Wiltz, who will continue to serve as Interim President and Chief Executive Officer until that time and will remain on the Patterson Board following the transition. Mr. Walchirk will also become a member of the Board, which will be expanded to include nine directors, as of the effective date.

Mr. Walchirk joins Patterson with nearly 30 years of experience in healthcare services and distribution, including 16 successful years at McKesson Corporation, a global leader in healthcare supply chain management solutions, retail pharmacy, community oncology and specialty care, and healthcare information technology. There, he most recently served as President of U.S. Pharmaceutical, the largest business unit within McKesson’s North America pharmaceutical distribution & services segment. In that role, Mr. Walchirk was responsible for leading over 7,500 employees across all disciplines and delivering strong financial results. He brings deep experience in leading a complex, sales-driven organization, managing a growing, state-of-the art distribution network, and fostering innovative offerings to meet customers’ needs.

“After a thorough search, we are pleased to have found such an exceptional leader and operator as Mark to lead Patterson going forward,” said John D. Buck, Chairman. “Mark has a proven track record of success in helping a large and complex market leader navigate through an evolving and dynamic environment to achieve growth. Patterson will benefit from his customer-first mindset, focus on operational excellence, and ability to develop unique solutions to create value for our partners, customers, and shareholders. The Board is confident that Mark is the right person to guide the continued evolution and growth of our business in the years ahead.”

Mr. Buck continued, “I would also like to thank Jim Wiltz for his contributions as Interim President and CEO. Under Jim’s leadership, Patterson has continued to take actions to strengthen our sales execution and technology plaforms in Dental, improve Animal Health margins, and implement our enterprise resource system to drive greater efficiencies across the entire business. We look forward to continuing to benefit from Jim’s valuable experience as an ongoing member of the Board.”

Mr. Walchirk said, “Patterson is a great company with a proud history and an extraordinary opportunity to leverage its position in its markets to deliver great service and solutions to customers and value to shareholders. I am honored and excited to help lead the team during this transformative time, and I look forward to working closely with the Board and management team to drive Patterson’s continued success.”

Mark Walchirk Biography

Mr. Walchirk, 51, served as President of U.S. Pharmaceutical at McKesson Corporation since October 2012, where he held responsibility for McKesson’s U.S. Pharmaceutical sales, distribution and customer service operations. Mr. Walchirk joined McKesson in April 2001 and held various leadership positions, including President of McKesson Specialty Care Solutions and Chief Operating Officer of McKesson U.S. Pharmaceutical. Before joining McKesson, he spent 13 years in medical-surgical distribution and manufacturing with Baxter Healthcare, Allegiance Healthcare and Encompass Group, holding various leadership positions in sales, marketing, operations and business development. Mr. Walchirk earned a bachelor’s degree from the University of Illinois.

Disclosure of employment inducement grant in accordance with NASDAQ rules: Patterson’s employment agreement with Mr. Walchirk provides for the issuance of an inducement award. On December 1, 2017, Patterson will grant Mr. Walchirk a restricted stock unit award covering a number of shares of Patterson common stock with a value of $2 million based on the per-share closing price of Patterson’s common stock on the grant date. Such award will vest, assuming continued employment, to the extent of 50% of the award on the first anniversary of the grant date and the remaining 50% of the award on the second anniversary of the grant date. The other terms and conditions of the inducement award are set forth in the form of award agreement to be filed with the SEC. This restricted stock unit award, which will be granted outside our 2015 Omnibus Incentive Plan, was approved by our Compensation Committee pursuant to the inducement grant exception under NASDAQ Rule 5635(c)(4), as an inducement material to Mr. Walchirk entering into employment with Patterson.

About Patterson Companies, Inc.

Patterson Companies Inc. (Nasdaq: PDCO) is a value-added distributor serving the dental and animal health markets.

Dental Market

Patterson’s Dental segment provides a virtually complete range of consumable dental products, equipment and software, turnkey digital solutions and value-added services to dentists and dental laboratories throughout North America.

Animal Health Market

Patterson’s Animal Health segment is a leading distributor of products, services and technologies to both the production and companion animal health markets in North America and the U.K.

CONTACT:	Ann B. Gugino, 651.686.1600
Executive Vice President & CFO

or

John M. Wright, 651.686.1364
Vice President, Investor Relations